Exhibit 11.1
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11.1 Earnings per Share Calculation


                            Apple Homes Corporation
                         Earnings per share calculation

                                                   Six Months ended    Quarter ended
                                                  September 30,1999  September 30, 1999
                                                  -----------------  ------------------
Basic EPS:
 Income available to common stockholders             $  (74,888)         $  (66,484)

 Weighted average # of shares outstanding             2,091,538           2,091,538
                                                     ----------          ----------

     Basic EPS                                          (0.0358)            (0.0318)
                                                     ==========          ==========

Diluted EPS:
  Income available to common stockholders            $  (74,888)         $  (66,484)

  Adjusted for 10% interest charge on
   convertible debentures                                20,708              10,625

  Adjusted for income tax effect @ 40.00%                21,672              22,344
                                                     ----------          ----------

  Diluted income available to common
   stockholders                                         (32,508)            (33,515)

  Diluted weighted average # of shares
   outstanding                                        2,312,038           2,312,038
                                                     ----------          ----------

      Diluted EPS                                       (0.0141)            (0.0145)
                                                     ==========          ==========
                                                    antidilutive        antidilutive

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